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                                  PRESS RELEASE
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PATAPSCO BANCORP, INC.
FOR FURTHER INFORMATION CONTACT JOSEPH J. BOUFFARD, PRESIDENT
(410-285-9327 OR jbouffard@patapscobank.com)


      PATAPSCO BANCORP, INC. ANNOUNCES QUARTERLY AND YEAR TO DATE EARNINGS
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         Baltimore, Md. January 19, 2006 - Patapsco Bancorp, Inc. (OTC Bulletin
Board: PATD), the parent company of The Patapsco Bank, announced that earnings for the first half of the Company's fiscal year ended December 31, 2005 were $664,000 or $.35 diluted earnings per share, compared to net income of $694,000 or $.36 diluted earnings per share for the prior year comparable period.

         For the second quarter of the Company's fiscal year 2006, ended December 31, 2005 the Company announced earnings of $351,000 or $.18 diluted earnings per share as compared to net income of $360,000 or $.19 diluted earnings per share for the prior year comparable period. This represented decreases of 2.5% in earnings and 5.3% in diluted earnings per share.

         The Company's return on average assets and return on average equity were .64% and 7.48% respectively, for the six months ended December 31, 2005 on an annualized basis. This compared to a return on average assets of .68% and a return on average equity of 8.21% in the same period during the previous year.

          As of December 31, 2005, Patapsco Bancorp, Inc. reported assets of $220 million and total stockholders' equity of $17.9 million compared to $205 million and $17.6 million at June 30, 2005, the Company's last fiscal year end.

          The Patapsco Bank serves Baltimore City and the surrounding counties from its offices located in Carney, Dundalk, Glen Arm, Hampden and Parkville.

         Attached hereto is a summary of the unaudited financial highlights for the periods discussed herein.



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FINANCIAL HIGHLIGHTS (UNAUDITED)
PATAPSCO BANCORP, INC. AND SUBSIDIARY

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                                                                For the Six Months                    For the Three Months Ended
                                                                    December 31                               December 31
                                                          --------------------------------          --------------------------------
      (Dollars in thousands, except per share data)            2005            2004                      2005            2004
====================================================================================================================================
OPERATING RESULTS:
Interest income                                               $  6,373        $  5,934                  $  3,327        $  2,969
Interest expense                                                 2,166           1,878                     1,141             941
                                                              --------        --------                  --------        --------
Net interest income                                              4,207           4,056                     2,186           2,028
Provision for loan losses                                           40              85                        20              50
                                                              --------        --------                  --------        --------
Net interest income after provision                              4,167           3,971                     2,166           1,978
   for loan losses
Other Noninterest income                                           441             309                       198             179
Noninterest expense                                              3,545           3,195                     1,800           1,593
Provision for income taxes                                         399             391                       213             204
                                                              --------        --------                  --------        --------
Net income                                                    $    664        $    694                  $    351        $    360
                                                              ========        ========                  ========        ========

PER SHARE DATA:(1)
Net income per share, basic                                   $   0.39        $   0.42                  $   0.21        $   0.22
Net income per share, diluted                                 $   0.35        $   0.36                  $   0.18        $   0.19

Book Value per common share                                   $  10.48        $  10.28
Tangible Book Value per Share (1)                             $   7.87        $   7.55
Period End Stock Price                                        $  10.61        $  14.00
Stock Price as a percentage of tangible book value              134.82%         185.43%

PERFORMANCE RATIOS: (2)
Return on average assets                                          0.64%           0.68%                     0.66%           0.70%
Return on average equity                                          7.48%           8.21%                     7.87%           8.45%
Net interest margin                                               4.31%           4.20%                     4.39%           4.25%
Net interest spread                                               4.07%           4.00%                     4.14%           4.07%

                                                                         AT
                                                          --------------------------------
                                                            December 31       June 30
                                                               2005            2005
                                                          --------------------------------
BALANCES
Net Loans                                                     $180,124        $161,094
Total Assets                                                  $220,450        $204,704
Deposits                                                      $167,254        $164,320
Borrowings                                                    $ 33,550        $ 20,233
Stockholder's Equity                                          $ 17,924        $ 17,587

CAPITAL  & CREDIT QUALITY RATIOS
Stockholder's equity to total assets                              8.13%           8.59%
Allowance for loan losses to total loans                          0.53%           0.66%
Nonperforming assets to total assets                              0.10%           0.05%
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(1) Tangible book value per share deducts goodwill from common equity and assumes all preferred shares convert to common.
(2) Amounts for the three and six month periods ended December 31, 2005 and
    2004 are annualized.